Parker Drilling Reports Fourth Quarter Results

HOUSTON, Feb. 23, 2011 /PRNewswire/ -- Parker Drilling (NYSE: PKD), a drilling contractor and service provider, today reported results for the 2010 fourth quarter and annual periods ended December 31, 2010.  The Company's results for the fourth quarter included a net loss attributable to controlling interest of $13.4 million or $0.12 per diluted share on revenues of $173.3 million, compared with a net loss attributable to controlling interest of $4.3 million or $0.04 per diluted share on revenues of $175.8 million for the 2009 fourth quarter.  Excluding the effects of non-routine items the Company reported net income attributable to controlling interest of $1.5 million or $0.01 per diluted share compared with a similarly adjusted 2009 fourth quarter net loss attributable to controlling interest of $0.5 million or $0.00 per diluted share.  Adjusted EBITDA, excluding non-routine items, was $48.0 million, compared with $34.5 million for the prior year's fourth quarter.

"Our fourth quarter results reflect the balance that our diverse geographic and business mix provides in a cyclical industry," began Parker Drilling President and Chief Executive Officer David Mannon.  "We had another record performance from our rental tools business and improved results from our U.S. barge drilling operations. Though these gains were offset, principally by declines in our international drilling segment, the overall result was a significant increase in operating income on a one percent decline in revenues.  The required payment of a contested tax assessment in Kazakhstan, disclosed previously, and other non-routine items, resulted in a reported net loss for the quarter," said Mannon.

Fourth Quarter Highlights

  Parker's Rental Tools segment reported record levels of revenues, segment gross margin and segment gross margin as a percent of revenues.  (Segment gross margins exclude depreciation and amortization expense.)
  The Company's U.S. barge drilling business continued to achieve year-to-year increases in rig fleet utilization, which, combined with operating improvements, have led to its highest reported revenues and segment gross margin and segment gross margin as a percent of revenues since 2008.
  International Drilling benefited from a new contract in the Asia Pacific region, deploying a rig in Papua New Guinea that had been previously stacked.  In addition, the contract for Rig 257, Parker's Caspian Sea arctic barge drilling rig, was extended into 2012.
  The Parker-operated Yastreb rig set a new, extended-reach drilling record of 40,502 feet, nearly eight miles, in total measured depth.  This rig, designed, built and operated by Parker Drilling for Exxon Neftegas Limited, set this record during development drilling of the Sakhalin-1 Project's Odoptu field.

"The benefits of Parker's commitment to develop and grow its diverse, complementary operations are reflected in the results of the fourth quarter," said Mannon.  "The proliferation of lateral drilling on land in the U.S., predominantly in the emerging shale plays, has raised demand for rental equipment in the markets where our Rental Tools operations are located.  The pick-up in shallow water drilling in the Gulf of Mexico for oil and natural gas has renewed the barge drilling market, and, as the leading operator in that market, our business has continued to strengthen.  Our international drilling rig activity slowed, mostly the result of local market conditions in the CIS/Africa-Middle East region that have idled several rigs and the effect of redeploying rigs in the Americas region in response to changed opportunities.  Our project management business continued to provide a steady stream of revenues and cash flow as it performed on our existing operational contracts and continued development of additional project opportunities," he summarized.  "We believe our established strengths as a drilling services provider and our diversity of operations should contribute to improved results in the year ahead and provide support for longer-term earnings growth for Parker," Mannon concluded.

Fourth Quarter Review

Parker's revenues for the 2010 fourth quarter were $173.3 million compared with 2009 fourth quarter revenues of $175.8 million.  The Company's 2010 fourth quarter gross margin, before depreciation and amortization expense, was $54.2 million compared with 2009 fourth quarter gross margin of $43.0 million, while gross margin as a percentage of revenues increased to 31 percent from the 24 percent gross margin for the 2009 fourth quarter.  Results for the three months ended December 31, 2010, included the impact of several non-routine expenses.  These were comprised of $13.3 million related to a previously disclosed contested tax assessment in Kazakhstan; $0.5 million, pre-tax, related to the ongoing U.S. regulatory investigations and Parker's internal review regarding possible violations of the Foreign Corrupt Practices Act and other laws; and a $2.0 million, pre-tax, reserve taken for the doubtful collection of a customer receivable.  These non-routine items reduced after-tax earnings by $14.9 million or $0.13 per diluted share.  The results for the 2009 fourth quarter included non-routine, after-tax expense of $3.8 million or $0.04 per diluted share.  Details of the non-routine items are provided in the attached financial tables.

  Rental Tools revenues increased 96 percent, to $49.3 million from $25.1 million, segment gross margin rose to $32.8 million from $13.8 million, and segment gross margin as a percent of revenues rose to 66 percent from 55 percent.  The continued growth in the U.S. in the development of shale formations and the expanded use of lateral drilling to exploit oil and natural gas resources has led to increased demand for rental tools.  With facilities strategically located in key U.S. drilling markets and recent timely investments in rental tool inventory, Parker's Rental Tools business continued to benefit from increased demand, higher utilization and improved pricing. The increase in onshore demand was slightly offset by a decline in U.S. offshore and international revenues.

  U.S. Drilling revenues increased 32 percent, to $19.2 million from $14.5 million, segment gross margin rose to $5.7 million from $1.3 million, and segment gross margin as a percent of revenues increased to 30 percent from 9 percent.  Barge drilling in the shallow water and inland areas of the Gulf of Mexico remained active, with continued improvement, year-to-year, in rigs working and dayrates.  For the quarter, the business had an average of 9.5 barges employed, approximately 2 more than for the comparable period of 2009.  The barge rig fleet's average dayrate was $21,000 for the 2010 fourth quarter and $19,300 for the 2009 fourth quarter.

  International Drilling revenues declined 31 percent, to $49.9 million from $72.7 million, segment gross margin declined to $10.3 million compared with $21.9 million, and segment gross margin as a percent of revenues decreased to 21 percent from 30 percent.  A reduction in drilling activity in the CIS/AME region and Mexico led to a decline in rig utilization and lower revenues for the 2010 fourth quarter compared with the prior year's fourth quarter.  This was offset in part by higher revenues from our Caspian Sea arctic barge rig which returned to a warm-stack rate during the fourth quarter of 2010, having been on a lower average dayrate in the prior year's fourth quarter.  Though operating costs were reduced as utilization declined, gross margin declined more than revenues.

Average rig fleet utilization for the 2010 fourth quarter was 46 percent, compared with 64 percent for the prior year's fourth quarter.  For the quarter, the ten-rig Americas regional fleet operated at 67 percent average utilization, the eleven-rig CIS/AME regional fleet operated at 33 percent average utilization and the eight-rig Asia Pacific regional fleet operated at 45 percent average utilization.  Three rigs located in the Asia Pacific region are being marketed for sale, reducing the region's fleet at year-end 2010 to five rigs and Parker's overall international fleet to 27 rigs. (Additional rig fleet information is available on Parker's Web site).

  Project Management and Engineering Services revenues increased 18 percent, to $32.5 million from $27.6 million, segment gross margin decreased to $4.7 million from $5.4 million and segment gross margin as a percent of revenues decreased to 14 percent from 20 percent.  The increase in revenues was primarily due to higher operating rates on the Yastreb rig and Orlan platform and increased engineering services revenues.  The segment's gross margin decline is primarily attributable to lower earnings on the 2010 fourth quarter's engineering revenues compared with the prior year's fourth quarter.

  Construction Contract revenues declined to $22.4 million compared with $35.8 million and segment gross margin was $0.9 million, compared to a $0.6 million in the prior year's comparable period.  Segment revenues and gross margin represent work completed during the period on the construction of the customer-owned Liberty rig.  In the fourth quarter, construction of the rig was halted by the customer while it reviews the rig's engineering and design, including its safety systems.

2010 Summary

The Company's results for the 2010 year included a net loss attributable to controlling interest of $14.5 million or $0.13 per diluted share on revenues of $659.5 million, compared with net income attributable to controlling interest of $9.3 million or $0.08 per diluted share on revenues of $752.9 million for the prior year.  Excluding the effects of non-routine items the Company reported adjusted net income attributable to controlling interest of $8.6 million or $0.08 per diluted share compared with similarly adjusted 2009 net income attributable to controlling interest of $16.5 million or $0.14 per diluted share.  Adjusted EBITDA, excluding non-routine items, was $163.4 million for the 2010 year and $166.8 million for the prior year.

Results for the 2010 year included the impact of non-routine items that decreased after-tax earnings by $23.1 million or $0.20 per diluted share.  Included in non-routine items are $7.2 million, pre-tax, of debt extinguishment costs related to the redemption of the Company's 9.625% senior notes; $5.9 million, pre-tax, of expense related to the U.S. regulatory investigations and Parker's internal review regarding possible violations of the Foreign Corrupt Practices Act and other laws; $13.3 million of expense related to a tax assessment in Kazakhstan that is currently on appeal; and a $2.0 million, pre-tax, reserve taken for the doubtful collection of a customer receivable.  Net income for 2009 included $7.2 million of expense for non-routine items.  Also included in segment operating expenses for 2010 are $8.8 million, pre-tax ($5.5 million, after tax), from several tax settlements and adjustments that occurred in the 2010 third quarter related to prior periods' operations.

Cash Flow and Capitalization

Capital expenditures for 2010 were $219.2 million, including $112.5 million for the construction of Parker's two newbuild arctic land rigs for Alaska and $48.9 million for the purchase of tubular goods and other rental equipment.

Conference Call

Parker Drilling has scheduled a conference call for 10:00 a.m. CST (11:00 a.m. EST) on Wednesday, February 23, 2011, to discuss its reported results.  Those interested in listening to the call by telephone may do so by dialing (480) 629-9722.  The call can also be accessed through the Investor Relations section of the Company's Web site at http://www.parkerdrilling.com.  A replay of the call can be accessed on the Company's Web site for 12 months and will be available by telephone from February 23 through March 3 by dialing (303) 590-3030 and using the access code 4403236#.

Cautionary Statement

This release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of the Securities Acts.  All statements other than statements of historical facts that address activities, events or developments that the Company expects, projects, believes, or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including demand for drilling and customer spending and the factors affecting demand, competitive advantages including cost effective integrated solutions and technological innovation, future technological innovation, future operating results of the Company's rigs, rental tools operations and projects under management, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation and execution of contracts, strengthening of financial position, increase in market share and other such matters are forward-looking statements.  Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements due to certain risk factors, including the volatility in oil and natural gas prices, which could reduce the demand for drilling services.  For a detailed discussion of risk factors that could cause actual results to differ materially from the Company's expectations, please refer to the Company's reports filed with the SEC, including the reports on Form 10-K and Form 10-Q.  Each forward-looking statement speaks only as of the date of this release and the Company undertakes no obligation to publicly update or revise any forward-looking statement.

Company Description

Parker Drilling (NYSE: PKD) provides high-performance contract drilling solutions, rental tools and project management services to the energy industry.  Parker's international fleet includes 25 land rigs and two offshore barge rigs, and its U.S. fleet includes 13 barge rigs in the U.S. Gulf of Mexico.  The Company's rental tools business supplies premium equipment to operators on land and offshore in the U.S. and select international markets.  More information about Parker Drilling can be found at http://www.parkerdrilling.com.  Included in the Investor Relations section of the Company's Web site are operating status reports for Parker Drilling's rental tools segment and its international and U.S. rig fleets, updated monthly.

PARKER DRILLING COMPANY
Consolidated Condensed Balance Sheets

	December 31, 2010	December 31, 2009
	(Unaudited)
ASSETS	(Dollars in Thousands)
CURRENT ASSETS
Cash and Cash Equivalents	$ 51,431	$ 108,803
Accounts and Notes Receivable, Net	168,876	188,687
Rig Materials and Supplies	25,527	31,633
Deferred Costs	2,229	4,531
Deferred Income Taxes	9,278	9,650
Assets held for sale	5,287	-
Other Current Assets	105,496	100,225
TOTAL CURRENT ASSETS	368,124	443,529

PROPERTY, PLANT AND EQUIPMENT, NET	816,147	716,798

OTHER ASSETS
Deferred Income Taxes	52,081	55,749
Other Assets	26,944	27,010
TOTAL OTHER ASSETS	79,025	82,759

TOTAL ASSETS	$ 1,263,296	$ 1,243,086

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current Portion of Long-Term Debt	$ 12,000	$ 12,000
Accounts Payable and Accrued Liabilities	163,263	177,036
TOTAL CURRENT LIABILITIES	175,263	189,036

LONG-TERM DEBT	460,862	411,831

LONG-TERM DEFERRED TAX LIABILITY	9,324	16,074

OTHER LONG-TERM LIABILITIES	29,781	30,246

TOTAL CONTROLLING INTEREST IN STOCKHOLDERS' EQUITY	588,313	595,899
Noncontrolling interest	(247)	-
TOTAL EQUITY	588,066	595,899

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 1,263,296	$ 1,243,086

Current Ratio	2.10	2.35

Total Debt as a Percent of Capitalization	45%	42%

Book Value Per Common Share	$ 5.05	$ 5.13

PARKER DRILLING COMPANY
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(Dollars in Thousands)		(Dollars in Thousands)
REVENUES:
International Drilling	$ 49,950	$ 72,711	$ 220,371	$ 293,337
U.S. Drilling	19,191	14,533	64,543	49,628
Rental Tools	49,310	25,109	172,598	115,057
Project Management and Engineering Services	32,470	27,631	110,873	109,445
Construction Contract	22,395	35,801	91,090	185,443
TOTAL REVENUES	173,316	175,785	659,475	752,910

OPERATING EXPENSES:
International Drilling	39,677	50,858	177,585	191,486
U.S. Drilling	13,533	13,233	53,334	48,054
Rental Tools	16,559	11,302	60,036	52,740
Project Management and Engineering Services	27,795	22,202	89,435	85,799
Construction Contract	21,526	35,194	90,888	177,311
Depreciation and Amortization	28,526	28,593	115,030	113,975
TOTAL OPERATING EXPENSES	147,616	161,382	586,308	669,365

TOTAL OPERATING GROSS MARGIN	25,700	14,403	73,167	83,545

General and Administrative Expense	(6,695)	(11,485)	(30,728)	(45,483)
Impairment of Goodwill	-	-	-	-
Provision for Reduction in Carrying Value of Certain Assets	(1,952)	(1,889)	(1,952)	(4,646)
Gain on Disposition of Assets, Net	1,060	3,899	4,620	5,906

TOTAL OPERATING INCOME	18,113	4,928	45,107	39,322

OTHER INCOME AND (EXPENSE):
Interest Expense	(6,296)	(6,787)	(26,805)	(29,450)
Interest Income	59	146	257	1,041
Loss on extinguishment of debt	-	-	(7,209)	-
Other Income (Expense)	41	(721)	155	(1,086)
TOTAL OTHER INCOME AND (EXPENSE)	(6,196)	(7,362)	(33,602)	(29,495)

INCOME (LOSS) BEFORE INCOME TAXES	11,917	(2,434)	11,505	9,827

INCOME TAX EXPENSE (BENEFIT)
Current	21,985	1,200	27,521	15,424
Deferred	3,377	690	(1,308)	(14,864)
TOTAL INCOME TAX EXPENSE (BENEFIT)	25,362	1,890	26,213	560

NET INCOME (LOSS)	(13,445)	(4,324)	(14,708)	9,267
Less: net (loss) attributable to noncontrolling interest	(36)	-	(247)	-
NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$ (13,409)	$ (4,324)	$ (14,461)	$ 9,267

EARNINGS PER SHARE - BASIC
Net Income	$ (0.12)	$ (0.04)	$ (0.13)	$ 0.08

EARNINGS PER SHARE - DILUTED
Net Income	$ (0.12)	$ (0.04)	$ (0.13)	$ 0.08

NUMBER OF COMMON SHARES USED IN COMPUTING EARNINGS PER SHARE
Basic	114,671,545	113,288,308	114,258,965	113,000,555
Diluted	114,671,545	115,465,565	114,258,965	114,925,446

PARKER DRILLING COMPANY
Selected Financial Data
(Unaudited)

	Three Months Ended
	December 31,		September 30,
	2010	2009	2010
	(Dollars in Thousands)
REVENUES:
International Drilling	$ 49,950	$ 72,711	$ 53,614
U.S. Drilling	19,191	14,533	14,929
Rental Tools	49,310	25,109	48,114
Project Management and Engineering Services	32,470	27,631	27,599
Construction Contract	22,395	35,801	27,773
Total Revenues	173,316	175,785	172,029

OPERATING EXPENSES:
International Drilling	39,677	50,858	51,312
U.S. Drilling	13,533	13,233	13,287
Rental Tools	16,559	11,302	16,583
Project Management and Engineering Services	27,795	22,202	20,378
Construction Contract	21,526	35,194	28,122
Total Operating Expenses	119,090	132,789	129,682

OPERATING GROSS MARGIN:
International Drilling	10,273	21,853	2,302
U.S. Drilling	5,658	1,300	1,642
Rental Tools	32,751	13,807	31,531
Project Management and Engineering Services	4,675	5,429	7,221
Construction Contract	869	607	(349)
Depreciation and Amortization	(28,526)	(28,593)	(28,904)
Total Operating Gross Margin	25,700	14,403	13,443

General and Administrative Expense	(6,695)	(11,485)	(7,064)
Provision for Reduction in Carrying Value of Certain Assets	(1,952)	(1,889)	-
Gain on Disposition of Assets, Net	1,060	3,899	1,176

TOTAL OPERATING INCOME	$ 18,113	$ 4,928	$ 7,555

Marketable Rig Count Summary
As of December 31, 2010

			Total

U.S. Gulf of Mexico Barge Rigs
Intermediate			3
Deep			10
Total U.S. Gulf of Mexico Barge Rigs			13

International Land and Barge Rigs
Asia Pacific			5
Americas			10
CIS/AME			11
Other			1
Total International Land and Barge Rigs			27

Total Marketable Rigs			40

PARKER DRILLING COMPANY
Adjusted EBITDA

(Dollars in Thousands)

	Three Months Ended							Three Months Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008

Previously Reported Net Income (Loss)	$ (13,445)	$ 492	$ 507	$ (2,051)	$ (4,324)	$ 7,094	$ 4,391	$ 2,106	$ (39,477)
Restated Interest Expense, Net of Tax - Per APB 14-1	-	-	-	-	-	-	-	-	(724)
Restated Net Income (Loss)	(13,445)	492	507	(2,051)	(4,324)	7,094	4,391	2,106	(40,201)
Adjustments:
Income Tax (Benefit) Expense	25,362	786	1,624	(1,559)	1,890	(9,155)	5,079	2,746	(31,178)
Total Other Income and Expense	6,196	6,277	11,182	9,736	7,362	6,943	7,398	7,792	9,121
Loss/(Gain) on Disposition of Assets, Net	(1,060)	(1,176)	(1,712)	(672)	(3,899)	(1,225)	(704)	(78)	(683)
Impairment of Goodwill	-	-	-	-	-	-	-	-	100,315
Depreciation and Amortization	28,526	28,904	29,012	28,588	28,593	29,307	28,951	27,124	31,961
Provision for Reduction in Carrying Value of Certain Assets	1,952	-	-	-	1,889	2,757	-	-	-

Adjusted EBITDA	$ 47,531	$ 35,283	$ 40,613	$ 34,042	$ 31,511	$ 35,721	$ 45,115	$ 39,690	$ 69,335

Adjustments:
Non-routine Items	460	930	694	3,811	2,998	2,402	4,048	5,308	6,279

Adjusted EBITDA after Non-routine Items	$ 47,991	$ 36,213	$ 41,307	$ 37,853	$ 34,509	$ 38,123	$ 49,163	$ 44,998	$ 75,614

PARKER DRILLING COMPANY
Reconciliation of Non-Routine Items *
(Unaudited)
(Dollars in Thousands, except Per Share)

	Three Months Ending	Twelve Months Ending
	December 31, 2010	December 31, 2010

Net loss attributable to controlling interest	$ (13,409)	$ (14,461)
Earnings per diluted share	$ (0.12)	$ (0.13)

Adjustments:
Extinguishment of debt	-	7,209
Provision for the reduction in carrying value	1,952	1,952
U.S. regulatory investigations / legal matters**	460	5,895
Total adjustments	$ 2,412	$ 15,056
Tax effect of pre-tax non-routine adjustments	(844)	(5,270)
Kazakhstan tax audit assessment	13,304	13,304
Net non-routine adjustments	$ 14,872	$ 23,090

Adjusted net income attributable to controlling interest	$ 1,463	$ 8,629
Adjusted earnings per diluted share	$ 0.01	$ 0.08

	Three Months Ending	Twelve Months Ending
	December 31, 2009	December 31, 2009
Net income (loss) attributable to controlling interest	$ (4,324)	$ 9,267
Earnings per share	$ (0.04)	$ 0.08

Adjustments:
Provision for reduction in carrying value	1,889	4,646
Rig 57B settlement	(3,750)	(3,750)
U.S. regulatory investigations / legal matters	3,944	15,702
Total adjustments	$ 2,083	$ 16,598
Tax effect of non-routine adjustments	(729)	(5,809)
Prior years Foreign Tax Credits/Fin 48 reserve	2,464	(3,589)
Net non-routine adjustments	$ 3,818	$ 7,200

Adjusted net income (loss) attributable to controlling interest	$ (506)	$ 16,467
Adjusted earnings per diluted share	$ (0.00)	$ 0.14

*

Adjusted net income, a non-GAAP financial measure, excludes items that management believes are of a non-routine nature and which detract from an understanding of normal operating performance and comparisons with other periods. Management also believes that results excluding these items are more comparable to estimates provided by securities analysts and used by them in evaluating the Company's performance.

**	Amended to include comparable expenses in all periods.

CONTACT:  Media, Rose Maltby, +1-281-406-2212, or Investors, Richard Bajenski, +1-281-406-2030, both of Parker Drilling